P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

December 11, 2012

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Additional Proxy Materials for a Special Meeting of Shareholders

Transamerica Partners Funds Group

(1933 Act File No.: 033-61810) (1940 Act File No.: 811-07674)

Transamerica Partners Funds Group II

(1933 Act File No.: 333-00295) (1940 Act File No.: 811-07495)

Transamerica Partners Portfolios

(1940 Act File No.: 811-08272)

Transamerica Asset Allocation Variable Funds

(1933 Act File No.: 333-08543) (1940 Act File No.: 811-07717)

Dear Ladies and Gentlemen:

On behalf of the Registrant, we enclose herewith pursuant to Rule 20a-1 under the Investment Company Act of 1940, as amended, and Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), definitive additional materials to be used in connection with a Special Meeting of Shareholders of the Registrant to be held on February 26, 2013. In compliance with Rule 14a-6(d) under the 1934 Act, the enclosed materials filed pursuant to Rule 14a-6(b) will be used to solicit votes and to answer any questions.

Should you have any questions or comments regarding this filing, please contact the undersigned at 727-299-1844.

Very truly yours,

/s/ Timothy J. Bresnahan
Timothy J. Bresnahan
Vice President and Senior Counsel
Transamerica Asset Management, Inc.

Enclosures

OPENING FOR ALL SCENARIOS:

If Shareholder is an Individual:

Hello, my name is                     . May I please speak with                     ? I’m calling regarding your current investment in the [Name of Fund(s)] that you hold through your retirement account. Briefly, I wanted to be sure you received a proxy statement and proxy card for the Special Meeting of Shareholders to be held on February 26, 2013. Has that arrived? For confirmation purposes, may I please have your city, state, and zip code? Thank you.

If Shareholder is a Corporation or other entity:

Hello. My name is                     . May I please speak with                     ? I’m calling regarding [Name of Fund(s)], an available investment within your company’s retirement plan. Briefly, I wanted to be sure you received a proxy statement and proxy card for the Special Meeting of Shareholders to be held on February 26, 2013. Has that arrived? For confirmation purposes, may I please have your full name and title? Are you authorized to vote this account on behalf of your company’s retirement plan?

SCENARIO 1:

If Shareholder says that they HAVE NOT received the proxy statement and proxy card:

Step 1:

I would like to mail you another set of proxy materials. Are you still located at (address)?

You should receive your materials within 7 to 10 business days.

Step 2:

I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone after you receive your proxy statement, please call {CFS toll free at                     }. When calling, please refer to record #                    . Our hours of operation are from 9:00 am to 11:00 pm Eastern Time, Monday through Friday, and 12 pm to 6 pm on Saturday. Thank you for your time. Have a nice day / evening!

After Shareholder Response: Thank you for your time. Have a nice day/evening!

SCENARIO 2:

If Solicitor reaches Answering Machine:

This message is to remind you that a Special Meeting of Shareholders of the [Name of Fund(s)] is scheduled for February 26, 2013. You should have received a proxy statement in the mail. If you have received it, to quickly vote your shares over the telephone, simply call                     . When calling please refer to record #                    . Representatives are available until 11:00 p.m. Eastern time, Monday through Friday, and 12 pm to 6 pm on Saturday and will be happy to assist. If for any reason you have not received it, call us at and we will send you another. Your vote is important! Thank you.

SCENARIO 3:

Step 1:

A. If Shareholder says that they HAVE received the proxy statement and proxy card:

Have you had a chance to return your proxy card yet?

Step 2:

B. If Shareholder says that they HAVE returned the proxy card:

For whatever reason, that vote has not yet registered. To ensure that your vote is registered for the upcoming meeting, I can quickly assist you with that over the phone today.

Step 3:

C. If Shareholder says that they DO NOT want to place a vote over the phone:

Mr./Ms.                     , your vote is important to the fund. It will only take a moment of your time to ensure that your vote is registered. The Board recommends a vote in favor of each proposal. Would you like to register a vote along with the recommendation of your Board on all proposals or would you prefer to vote separately on each proposal?

If YES-follow step 4E.

If NO-follow step 4F.

D. If Shareholder says that they DO want to place a vote over the phone:

The Board recommends a vote in favor of each proposal. Would you like to register a vote along with the recommendation of your Board on all proposals or would you prefer to vote separately on each proposal?

1

Step 4:

E. If Shareholder DOES want to vote with the Board:

I am recording your vote for each proposal and will send you a printed confirmation to (address). Please review your confirmation when you receive it and call {CFS toll free} immediately if your voting instructions are not correctly reflected in the confirmation. For confirmation purposes, may I have the city, state and zip code that we’ll be mailing your confirmation to?

E(1.) If the account has duplicates:

Mr./Ms.                     , I see that you have additional account holding investments in (list all fund names). Have you received the proxy statements and proxy cards for these accounts?

If YES–ask if shareholder would like to vote the accounts.

If NO–CONFIRM ADDRESS AND REMAIL PROXY MATERIALS.

E(2.) After Shareholder Response:

Thank you for your time and your vote. Have a nice day/evening!

F. If Shareholder DOES NOT want to vote with the Board:

Would you like to review the proposals now and then place your vote?

F(1.) If Shareholder DECLINES to vote:

Thank you for your time. We will look forward to receiving your vote. Have a nice day/evening!

F(2.) If Shareholder AGREES to vote:

READ each proposal directly from the proxy statement AND ANSWER ANY QUESTIONS ABOUT THE PROCESS OF SUBMITTING A PROXY OR VOTING.

The Board recommends a vote in favor of each proposal. How would you like to register your vote?

F(2.)A. If Shareholder DECLINES to Vote:

Thank you for your time. We will look forward to receiving your vote. Have a nice day/evening!

F(2.)B. If Shareholder AGREES to Vote:

I am recording your vote and will send you a printed confirmation to (address). Please review your confirmation when you receive it and call {CFS toll free} immediately if your voting instructions are not correctly reflected in the confirmation. For confirmation purposes, may I have the city, state and zip code that we’ll be mailing your confirmation to?

If the account has duplicates:

Mr./Ms.                     , I see that you have additional accounts holding investments in (list all fund names). Have you received the proxy statements and proxy cards for these accounts?

If YES–ask if shareholder would like to vote the accounts.

If NO–CONFIRM ADDRESS AND REMAIL PROXY MATERIALS.

After Shareholder Response:

Thank you for your time and your vote. Have a nice day/evening!

SCENARIO 4:

Step 1:

A. If Shareholder says that they HAVE received the proxy statement and proxy card:

Have you had a chance to return your proxy card?

Step 2:

B. If Shareholder says that they HAVE NOT yet returned the proxy card:

To ensure your vote is registered for the upcoming meeting I can quickly assist you with that over the phone today.

Step 3:

C. If Shareholder says that they DO NOT want to place a vote over the phone:

Mr./Ms.                     , your vote is important to the fund. It will only take a moment of your time to ensure that your vote is registered. The Board recommends a vote in favor of each proposal. Would you like to register a vote along with the recommendation of your Board on all proposals or would you prefer to vote separately on each proposal?

If YES–follow step 4E.

If NO–follow step 4F.

D. If Shareholder says that they DO want to place a vote over the phone:

The Board recommends a vote in favor of each proposal. Would you like to register a vote along with the recommendation of your Board on all proposals or would you prefer to vote separately on each proposal?

Step 4:

E. If Shareholder DOES want to vote with the Board:

I am recording your vote for each proposal and will send you a printed confirmation to (address). Please review your confirmation when you receive it and call {CFS toll free} immediately if your voting instructions are not correctly reflected in the confirmation. For confirmation purposes, may I have the city, state and zip code that we’ll be mailing your confirmation to?

2

E(1.) If the account has duplicates:

Mr./Ms.                     , I see that you have additional accounts holding investments in (list all fund names). Have you received the proxy statements and proxy cards for these accounts?

If YES–ask if shareholder would like to vote the accounts.

If NO–CONFIRM ADDRESS AND REMAIL PROXY MATERIALS.

E(2.) After Shareholder Response:

Thank you for your time and your vote. Have a nice day/evening!

F. If Shareholder DOES NOT want to vote with the Board:

Would you like to review the proposals now and then place your vote?

F(1.) If Shareholder DECLINES to vote:

I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call {CFS toll free}. When calling, please refer to record # . Our hours of operation are from 9:00 am to 11:00 pm Eastern Time, Monday through Friday, and 12 pm to 6 pm on Saturday. Thank you for your time. Have a nice day/evening!

F(2.) If Shareholder AGREES to vote:

READ each proposal directly from the proxy statement AND ANSWER ANY QUESTIONS ABOUT THE PROCESS OF SUBMITTING A PROXY OR VOTING.

The Board recommends a vote in favor of each proposal. How would you like to register your vote?

F(2.)A. If Shareholder DECLINES to Vote:

I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call {CFS toll free}. When calling, please refer to record #. Our hours of operation are from 9:00 am to 11:00 pm Eastern Time, Monday through Friday, and 12 pm to 6 pm on Saturday.

Thank you for your time. Have a nice day/evening!

F(2.)B. If Shareholder AGREES to Vote:

I am recording your vote and will send you a printed confirmation to (address). Please review your confirmation when you receive it and call {CFS toll free} immediately if your voting instructions are not correctly reflected in the confirmation. For confirmation purposes, may I have the city, state and zip code that we’ll be mailing your confirmation to?

If the account has duplicates:

Mr./Ms.                     , I see that you have additional accounts holding investments in (list all fund names). Have you received the proxy statements and proxy cards for these accounts?

If YES–ask if shareholder would like to vote the accounts.

If NO–CONFIRM ADDRESS AND REMAIL PROXY MATERIALS.

After Shareholder Response:

Thank you for your time and your vote. Have a nice day/evening!

3

AEGON PROXY WO#24074: TOUCH-TONE TELEPHONE VOTING SCRIPT
** VOTING INSTRUCTION CARD ** IVR Revised 12-05-12
WHEN CONNECTED TO OUR PHONE VOTING SYSTEM ACCESSED VIA OUR TOLL-FREE NUMBER 1-866-298-8476 THE SHAREHOLDER HEARS:
THE INITIAL PROMPT:
“Thank you for calling the proxy voting line.
Before you can vote, I’ll need to validate some information from your voting instruction card or meeting notice.
On your card or notice there’s a shaded box with a 14 digit number inside. Please enter that number now.”

AFTER THE SHAREHOLDER ENTERS THEIR 14 DIGIT CONTROL NUMBER, HE/SHE HEARS:
“Next, located in the un-shaded box is an 8 digit number. Please enter this number now.”

THEN YOU HEAR:
“Thank you. Please hold while I validate those numbers.”

IF VALID CODES WERE ENTERED, THE SHAREHOLDER WILL HEAR THE FOLLOWING GENERIC SPEECH:
“Okay, you’ll be voting your shares for the upcoming proxy meeting.”

IF CUSTOM GREETING IS APPROVED, THE SHAREHOLDER WILL HEAR THE FOLLOWING CUSTOM SPEECH:
“Okay, you’ll be voting your proxy for the Special Meeting of Shareholders of the Transamerica Partners Portfolios.”

IF THERE IS A PRIOR VOTE IN THE SYSTEM FOR THE CONTROL NUMBER ENTERED YOU HEAR:
“ I see that you’ve already voted. If you don’t want to change your vote you can just hang-up. Otherwise, remain on the line and I’ll take you through the voting process again…”

IF THERE IS NO PRIOR VOTE, THE FOLLOWING IS HEARD:
“I’m about to take you through the voting process. Please keep your voting card or meeting notice in front of you to follow along. Okay, let’s begin…”

THE VOTING OPTIONS ARE THEN OFFERED:
“You can vote in one of two ways… To vote as the Board Recommends on all Proposals, press 1; or To vote on each proposal individually, press 2.”

OPTION 1: VOTING AS THE BOARD RECOMMENDS:

IF THE SHAREHOLDER PRESSES 1 TO VOTE AS THE BOARD RECOMMENDS ON ALL PROPOSALS, HE/SHE WILL HEAR:
“Please note: Your vote will be cast automatically should you decide to hang up during the summary.”
“You’ve elected to vote all proposals in accordance with the recommendation of the Board.”
“If this is correct, press 1; otherwise, press 2. If you’d like to hear the information again, press # (pound).”

IF THE SHAREHOLDER PRESSES 1, INDICATING THE VOTE IS CORRECT, HE/SHE WILL HEAR:
“Please hold while I record your vote.”
THEN THEY HEAR:
“Your vote has been recorded. It’s not necessary for you to mail in your voting instruction card or meeting notice.”
“I’m now going to end this call unless you have another voting instruction card or meeting notice to vote or you want to change your vote. If you need to vote again, press one now.”

IF THE SHAREHOLDER PRESSES 2, INDICATING AN INCORRECT VOTE, HE/SHE WILL HEAR:
“Okay, lets change your vote.” The system then prompts the voting options again.

AFTER THE SHAREHOLDER’S VOTE IS RECORDED, IF THEY CHOOSE TO VOTE ANOTHER PROXY THEY HEAR:
Before you can vote, I’ll need to validate some information from your voting instruction card or meeting notice.
On your card or notice there’s a shaded box with a 14 digit number inside. Please enter that number now.”

IF THE SHAREHOLDER ELECTS TO END THE CALL, HE/SHE WILL HEAR:
“Thank you for voting, goodbye.”

OPTION 2: IF THE SHAREHOLDER OPTS TO VOTE ON EACH PROPOSAL DIRECTLY:
THE SHAREHOLDER HEARS:
“Okay, I’ll take you through each proposal”
MATCHING THE SHAREHOLDER’S VOTING INSTRUCTION CARD, THEY WILL BE PROMPTED TO VOTE ON EACH APPLICABLE PROPOSAL:

“PROPOSAL 1: To vote FOR ALL nominees, Press 1. To WITHHOLD your vote from all nominees, press 2.
Or to WITHHOLD YOUR VOTE FROM INDIVIDUAL nominees press 3.”

IF THE SHAREHOLDER PRESSES 1, TO VOTE FOR ALL NOMINEES THEY WILL HEAR:
“Okay, voting for all nominees”

IF THE SHAREHOLDER PRESSES 2, TO WITHHOLD FROM ALL NOMINEES THEY WILL HEAR:
“Okay, voting withhold on all nominees”

IF THE SHAREHOLDER PRESSES 3, TO WITHHOLD FROM INDIVIDUAL NOMINEES THEY WILL HEAR:
“Okay, we’ll withhold your vote on the nominees you specify. All other nominees will be voted FOR.”
THEN THEY HEAR: “For each nominee listed on your proxy card or meeting notice there’s a corresponding two-digit number. Please enter the number of the nominee from whom you wish to withhold your vote.”

AFTER THE SHAREHOLDER ENTERS A NOMINEE NUMBER TO WITHHOLD FROM, HE/SHE HEARS:
“OK, withholding your vote from nominee number N” [Where N is the nominee number entered]”

THEN THE SHAREHOLDER HEARS:
“To withhold your vote from another nominee, enter the two-digit number. If there are no other nominees from whom you wish to withhold your vote press # (pound).”

WHEN # IS PRESSED, THE SHAREHOLDER HEARS:
“Okay, finished withholding from nominees”

THEN, MATCHING THE SHAREHOLDER’S VOTING INSTRUCTION CARD, THEY WILL BE PROMPTED FOR VOTING AS FOLLOWS:
“PROPOSAL 2a: [FOR ONE HOLDING THEY HEAR]: “To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
OR MULTIPLE HOLDINGS THEY HEAR]: “To vote FOR on ALL HOLDINGS, Press 1; AGAINST on ALL HOLDINGS, Press 2;
ABSTAIN on ALL HOLDINGS, Press 3 or to vote on EACH HOLDING INDIVIDUALLY, press 4.”
WHEN A SHAREHOLDER OWNS MULTIPLE HOLDINGS AND CHOOSES TO VOTE ON EACH HOLDING INDIVIDUALLY, THEY HEAR:
“FOR HOLDING 1: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
“FOR HOLDING 2: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
“FOR HOLDING 3: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
The prompting continues for each of the shareholders holdings to match their fund holdings listed on their proxy card…
“PROPOSAL 2b: [FOR ONE HOLDING THEY HEAR]: “To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
OR MULTIPLE HOLDINGS THEY HEAR]: “To vote FOR on ALL HOLDINGS, Press 1; AGAINST on ALL HOLDINGS, Press 2;
ABSTAIN on ALL HOLDINGS, Press 3 or to vote on EACH HOLDING INDIVIDUALLY, press 4.”
WHEN A SHAREHOLDER OWNS MULTIPLE HOLDINGS AND CHOOSES TO VOTE ON EACH HOLDING INDIVIDUALLY, THEY HEAR:
“FOR HOLDING 1: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
“FOR HOLDING 2: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
“FOR HOLDING 3: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
The prompting continues for each of the shareholders holdings to match their fund holdings listed on their proxy card…
“PROPOSAL 2c: [FOR ONE HOLDING THEY HEAR]: “To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
OR MULTIPLE HOLDINGS THEY HEAR]: “To vote FOR on ALL HOLDINGS, Press 1; AGAINST on ALL HOLDINGS, Press 2;
ABSTAIN on ALL HOLDINGS, Press 3 or to vote on EACH HOLDING INDIVIDUALLY, press 4.”
WHEN A SHAREHOLDER OWNS MULTIPLE HOLDINGS AND CHOOSES TO VOTE ON EACH HOLDING INDIVIDUALLY, THEY HEAR:
“FOR HOLDING 1: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
“FOR HOLDING 2: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
“FOR HOLDING 3: To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”
The prompting continues for each of the shareholders holdings to match their fund holdings listed on their proxy card…
“PROPOSAL 3: “To vote FOR Press 1; AGAINST Press 2; Or to ABSTAIN Press 3”

WHEN THE SHAREHOLDER HAS COMPLETED VOTING ON THE PROPOSAL, HE/SHE WILL HEAR:
“Okay, you’ve finished voting but your vote has not yet been recorded.”
“To hear a summary of how you voted, press 1; To record your vote, Press 2.”

IF THE SHAREHOLDER PRESSES 1, TO HEAR A SUMMARY OF THEIR VOTE, HE/SHE WILL HEAR:
“Please note your vote will be cast automatically should you decide to hang up during the summary.”
“You’ve elected to vote as follows…” [THEN A PLAYBACK OF THE VOTE COLLECTED FOR THE PROPOSAL IS HEARD]
THEN AFTER THE VOTE PLAYBACK, THE SHAREHOLDER HEARS:
“If this is correct, press 1; Otherwise, press 2. If you’d like to hear the information again press # (pound).”

IF THE CALLER CHOOSES TO RECORD THEIR VOTE (EITHER BEFORE OR AFTER THE SUMMARY IS HEARD), THEY HEAR:
“(Okay) Please hold while I record your vote.”
THEN THEY HEAR:
“Your vote has been recorded. It’s not necessary for you to mail in your voting instruction card or meeting notice.”
“I’m now going to end this call unless you have another voting instruction card or meeting notice to vote or you want to change your vote. If you need to vote again, press one now.”

IF THE SHAREHOLDER PRESSES 2, INDICATING AN INCORRECT VOTE, HE/SHE WILL HEAR:
“Okay, lets change your vote.” [The system then prompts the voting options again.]

AFTER THE SHAREHOLDER’S VOTE IS RECORDED, IF THEY ELECT TO VOTE ANOTHER PROXY, HE/SHE HEARS:
Before you can vote, I’ll need to validate some information from your voting instruction card or meeting notice.
On your card or notice there’s a shaded box with a 14 digit number inside. Please enter that number now.”

IF THE SHAREHOLDER ELECTS TO END THE CALL, HE/SHE WILL HEAR:
“Thank you for voting, goodbye.”

PROXY	TRANSAMERICA PARTNERS PORTFOLIOS	PROXY
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS ON FEBRUARY 26, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARDS OF THE FUNDS

The undersigned hereby appoint(s) Thomas A. Swank and Dennis P. Gallagher, or any of them, as Proxies of the undersigned with full power of substitution, to vote and act with respect to all interests in each of the Funds with respect to which the undersigned is entitled to vote at the Special Meeting of Shareholders of each such Fund to be held at the offices of Transamerica Asset Management, Inc., 570 Carillon Parkway, St. Petersburg, Florida 33716, on February 26, 2013, at 11:00 a.m. (Eastern time), and at any adjournments or postponements thereof (the “Meeting”).

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Joint Proxy Statement, and revokes any proxy previously given with respect to such meeting.

This proxy will be voted as instructed. If card is signed and dated, and no specification is made for a proposal, the proxy will be voted “FOR” the proposals. The Proxies are authorized in their discretion to vote upon such other matters as may come before the Meeting or any adjournments or postponements thereof.

VOTE VIA THE INTERNET: www.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-800-337-3503

Note: Signature(s) should be exactly as name or names appearing on this proxy. If interests are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.
Signature(s)
Signature(s)
Date TPP_24074_120612

FUND	FUND	FUND
Fundname Drop-In 1	Fundname Drop-In 2	Fundname Drop-In 3
Fundname Drop-In 4	Fundname Drop-In 5	Fundname Drop-In 6
Fundname Drop-In 7	Fundname Drop-In 8	Fundname Drop-In 9
Fundname Drop-In 10	Fundname Drop-In 11	Fundname Drop-In 12
Fundname Drop-In 13	Fundname Drop-In 14	Fundname Drop-In 15

VOTING OPTIONS

Read your proxy statement and have it at hand when voting.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:  ¢

☐ To vote FOR all Proposals for all Funds mark this box. No other vote is necessary.

1. To elect Board Members:
01.	Thomas A. Swank	02.	Alan F. Warrick	03.	Sandra N. Bane	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
04.	Leo J. Hill	05.	David W. Jennings	06.	Russell A. Kimball, Jr.	☐	☐	☐
07.	Eugene M. Mannella	08.	Norman R. Nielsen, Ph.D	09.	Joyce G. Norden
10.	Patricia L. Sawyer	11.	John W. Waechter

To withhold your vote for any individual nominee(s), mark the “For All Except” box and write the number(s) of the applicable nominee(s) on the line provided.

2.	To approve changes to the fundamental investment policies of your Fund(s) relating to:

2.a.	Underwriting.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.b. Real Estate.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.c. Concentration.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

3. To approve a new sub-advisory agreement with a new sub-advisor
	FOR	AGAINST	ABSTAIN
Money Market Portfolio	☐	☐	☐

4.	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Shareholders to be Held on February 26, 2013.

The Proxy Statement and Proxy Card for this meeting are available at: https://www.proxy-direct.com/aeg-24074

EVERY VOTE IS IMPORTANT! PLEASE VOTE TODAY USING ONE OF THE FOUR AVAILABLE OPTIONS!

TPP_24074_120612

VOTING INSTRUCTION	TRANSAMERICA PARTNERS PORTFOLIOS	VOTING INSTRUCTION
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS ON FEBRUARY 26, 2013
THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF MONY LIFE INSURANCE COMPANY

MONY Life Insurance Company

The above referenced insurance company is hereby instructed to vote, as designated below, all of the undersigned’s interests in Transamerica Partners Portfolios, at the Special Meeting of Shareholders to be held on Friday, February 26, 2013 at 11:00 a.m. (Eastern time), at 570 Carillon Parkway, St. Petersburg, Florida 33716, and at any and all adjournments thereof, with respect to the matters set forth herein and described in the Notice of Meeting and Proxy Statement dated                     , receipt of which is hereby acknowledged.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any voting instructions previously given with respect to the Special Meeting.

VOTE VIA THE INTERNET: www.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-866-298-8476

Note: Signature(s) should be exactly as name or names appearing on this proxy. If interests are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.
Signature(s)
Signature(s)
Date TPP_24074_120612_MONY-PART

FUND	FUND	FUND
Fundname Drop-In 1	Fundname Drop-In 2	Fundname Drop-In 3
Fundname Drop-In 4	Fundname Drop-In 5	Fundname Drop-In 6
Fundname Drop-In 7	Fundname Drop-In 8	Fundname Drop-In 9
Fundname Drop-In 10	Fundname Drop-In 11	Fundname Drop-In 12
Fundname Drop-In 13	Fundname Drop-In 14	Fundname Drop-In 15

VOTING OPTIONS

Read your proxy statement and have it at hand when voting.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:  ¢

☐ To vote FOR all Proposals for all Funds mark this box. No other vote is necessary.

1. To elect Board Members:
01.	Thomas A. Swank	02.	Alan F. Warrick	03.	Sandra N. Bane	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
04.	Leo J. Hill	05.	David W. Jennings	06.	Russell A. Kimball, Jr.	☐	☐	☐
07.	Eugene M. Mannella	08.	Norman R. Nielsen, Ph.D	09.	Joyce G. Norden
10.	Patricia L. Sawyer	11.	John W. Waechter

To withhold your vote for any individual nominee(s), mark the “For All Except” box and write the number(s) of the applicable nominee(s) on the line provided.

2.	To approve changes to the fundamental investment policies of your Fund(s) relating to:

2.a.	Underwriting.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.b. Real Estate.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.c. Concentration.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

3. To approve a new sub-advisory agreement with a new sub-advisor

	FOR	AGAINST	ABSTAIN
Money Market Portfolio	☐	☐	☐

4.	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Shareholders to be Held on February 26, 2013.

The Proxy Statement and Proxy Card for this meeting are available at: https://www.proxy-direct.com/aeg-24074

EVERY VOTE IS IMPORTANT! PLEASE VOTE TODAY USING ONE OF THE FOUR AVAILABLE OPTIONS!

TPP_24074_120612_MONY-PART

VOTING INSTRUCTION	TRANSAMERICA PARTNERS PORTFOLIOS	VOTING INSTRUCTION
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS ON FEBRUARY 26, 2013
THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF MONY LIFE INSURANCE COMPANY

MONY Life Insurance Company

The above referenced insurance company is hereby instructed to vote, as designated below, all of the undersigned’s interests in Transamerica Partners Portfolios, at the Special Meeting of Shareholders to be held on Friday, February 26, 2013 at 11:00 a.m. (Eastern time), at 570 Carillon Parkway, St. Petersburg, Florida 33716, and at any and all adjournments thereof, with respect to the matters set forth herein and described in the Notice of Meeting and Proxy Statement dated                     , receipt of which is hereby acknowledged.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any voting instructions previously given with respect to the Special Meeting.

Note: Signature(s) should be exactly as name or names appearing on this proxy. If interests are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.
Signature(s)
Signature(s)

Date TPP_24074_120612_MONY-SPN

FUND	FUND	FUND
Fundname Drop-In 1	Fundname Drop-In 2	Fundname Drop-In 3
Fundname Drop-In 4	Fundname Drop-In 5	Fundname Drop-In 6
Fundname Drop-In 7	Fundname Drop-In 8	Fundname Drop-In 9
Fundname Drop-In 10	Fundname Drop-In 11	Fundname Drop-In 12
Fundname Drop-In 13	Fundname Drop-In 14	Fundname Drop-In 15

VOTING OPTION

Read your proxy statement and have it at hand when voting.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:  ¢

☐ To vote FOR all Proposals for all Funds mark this box. No other vote is necessary.

1. To elect Board Members:
01.	Thomas A. Swank	02.	Alan F. Warrick	03.	Sandra N. Bane	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
04.	Leo J. Hill	05.	David W. Jennings	06.	Russell A. Kimball, Jr.	☐	☐	☐
07.	Eugene M. Mannella	08.	Norman R. Nielsen, Ph.D	09.	Joyce G. Norden
10.	Patricia L. Sawyer	11.	John W. Waechter

To withhold your vote for any individual nominee(s), mark the “For All Except” box and write the number(s) of the applicable nominee(s) on the line provided.

2.	To approve changes to the fundamental investment policies of your Fund(s) relating to:

2.a.	Underwriting.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.b. Real Estate.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.c. Concentration.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

3. To approve a new sub-advisory agreement with a new sub-advisor
	FOR	AGAINST	ABSTAIN
Money Market Portfolio	☐	☐	☐

4.	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

EVERY VOTE IS IMPORTANT!

TPP_24074_120612_MONY-SPN

VOTING INSTRUCTION	TRANSAMERICA PARTNERS PORTFOLIOS	VOTING INSTRUCTION
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS ON FEBRUARY 26, 2013
THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Transamerica Financial Life Insurance Company

The above referenced insurance company is hereby instructed to vote, as designated below, all of the undersigned’s interests in Transamerica Partners Portfolios, at the Special Meeting of Shareholders to be held on Friday, February 26, 2013 at 11:00 a.m. (Eastern time), at 570 Carillon Parkway, St. Petersburg, Florida 33716, and at any and all adjournments thereof, with respect to the matters set forth herein and described in the Notice of Meeting and Proxy Statement dated                     , receipt of which is hereby acknowledged.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any voting instructions previously given with respect to the Special Meeting.

VOTE VIA THE INTERNET: www.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-866-298-8476

Note: Signature(s) should be exactly as name or names appearing on this proxy. If interests are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.
Signature(s)
Signature(s)

Date TPP_24074_120612_TFLIC-PART

FUND	FUND	FUND
Fundname Drop-In 1	Fundname Drop-In 2	Fundname Drop-In 3
Fundname Drop-In 4	Fundname Drop-In 5	Fundname Drop-In 6
Fundname Drop-In 7	Fundname Drop-In 8	Fundname Drop-In 9
Fundname Drop-In 10	Fundname Drop-In 11	Fundname Drop-In 12
Fundname Drop-In 13	Fundname Drop-In 14	Fundname Drop-In 15

VOTING OPTIONS

Read your proxy statement and have it at hand when voting.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:  ¢

☐ To vote FOR all Proposals for all Funds mark this box. No other vote is necessary.

1. To elect Board Members:
01.	Thomas A. Swank	02.	Alan F. Warrick	03.	Sandra N. Bane	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
04.	Leo J. Hill	05.	David W. Jennings	06.	Russell A. Kimball, Jr.	☐	☐	☐
07.	Eugene M. Mannella	08.	Norman R. Nielsen, Ph.D	09.	Joyce G. Norden
10.	Patricia L. Sawyer	11.	John W. Waechter

To withhold your vote for any individual nominee(s), mark the “For All Except” box and write the number(s) of the applicable nominee(s) on the line provided.

2.	To approve changes to the fundamental investment policies of your Fund(s) relating to:

2.a.	Underwriting.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.b. Real Estate.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.c. Concentration.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

3. To approve a new sub-advisory agreement with a new sub-advisor
	FOR	AGAINST	ABSTAIN
Money Market Portfolio	☐	☐	☐

4.	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on February 26, 2013.

The Proxy Statement and Proxy Card for this meeting are available at: https://www.proxy-direct.com/aeg-24074

EVERY VOTE IS IMPORTANT! PLEASE VOTE TODAY USING ONE OF THE FOUR AVAILABLE OPTIONS!

TPP_24074_120612_TFLIC-PART

VOTING INSTRUCTION	TRANSAMERICA PARTNERS PORTFOLIOS	VOTING INSTRUCTION
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS ON FEBRUARY 26, 2013
THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Transamerica Financial Life Insurance Company

The above referenced insurance company is hereby instructed to vote, as designated below, all of the undersigned’s interests in Transamerica Partners Portfolios, at the Special Meeting of Shareholders to be held on Friday, February 26, 2013 at 11:00 a.m. (Eastern time), at 570 Carillon Parkway, St. Petersburg, Florida 33716, and at any and all adjournments thereof, with respect to the matters set forth herein and described in the Notice of Meeting and Proxy Statement dated                     , receipt of which is hereby acknowledged.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any voting instructions previously given with respect to the Special Meeting.

Note: Signature(s) should be exactly as name or names appearing on this proxy. If interests are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.
Signature(s)
Signature(s)
Date TPP_24074_120612_TFLIC-SPN

FUND	FUND	FUND
Fundname Drop-In 1	Fundname Drop-In 2	Fundname Drop-In 3
Fundname Drop-In 4	Fundname Drop-In 5	Fundname Drop-In 6
Fundname Drop-In 7	Fundname Drop-In 8	Fundname Drop-In 9
Fundname Drop-In 10	Fundname Drop-In 11	Fundname Drop-In 12
Fundname Drop-In 13	Fundname Drop-In 14	Fundname Drop-In 15

VOTING OPTION

Read your proxy statement and have it at hand when voting.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:  ¢

☐ To vote FOR all Proposals for all Funds mark this box. No other vote is necessary.

1. To elect Board Members:
01.	Thomas A. Swank	02.	Alan F. Warrick	03.	Sandra N. Bane	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
04.	Leo J. Hill	05.	David W. Jennings	06.	Russell A. Kimball, Jr.	☐	☐	☐
07.	Eugene M. Mannella	08.	Norman R. Nielsen, Ph.D	09.	Joyce G. Norden
10.	Patricia L. Sawyer	11.	John W. Waechter

To withhold your vote for any individual nominee(s), mark the “For All Except” box and write the number(s) of the applicable nominee(s) on the line provided.

2.	To approve changes to the fundamental investment policies of your Fund(s) relating to:

2.a.	Underwriting.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.b. Real Estate.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

2.c. Concentration.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Balanced Portfolio	☐	☐	☐	Core Bond Portfolio	☐	☐	☐
High Quality Bond Portfolio	☐	☐	☐	High Yield Bond Portfolio	☐	☐	☐
Inflation-Protected Securities Portfolio	☐	☐	☐	International Equity Portfolio	☐	☐	☐
Large Core Portfolio	☐	☐	☐	Large Growth Portfolio	☐	☐	☐
Large Value Portfolio	☐	☐	☐	Mid Growth Portfolio	☐	☐	☐
Mid Value Portfolio	☐	☐	☐	Small Core Portfolio	☐	☐	☐
Small Growth Portfolio	☐	☐	☐	Small Value Portfolio	☐	☐	☐

3. To approve a new sub-advisory agreement with a new sub-advisor

	FOR	AGAINST	ABSTAIN
Money Market Portfolio	☐	☐	☐

4.	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

EVERY VOTE IS IMPORTANT!

TPP_24074_120612_TFLIC-SPN